UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 31, 2011, Signature Industries Limited (“Signature”) our UK subsidiary, entered into a definitive agreement to sell certain assets of its U.K.-based SARBE business unit (“SARBE”) to McMurdo Limited (“McMurdo”), a subsidiary of the France-based Orolia Group (“Orolia”), for approximately £1.5 million in cash (approximately $2.4 million at current exchange rates), subject to adjustment based on inventory valuation, accounts receivable and accounts payable amounts (“the SARBE Purchase Agreement”).  Signature will retain the PELS (Personal Emergency Locator System) contract with the UK Ministry of Defence, which will be the only significant remaining asset in the SARBE unit, thus the transaction represents the sale of substantially all other assets of SARBE.  Subject to closing conditions, we anticipate the transaction will close on June 14, 2011. Previously, in November 2009, Orolia had acquired McMurdo from Signature.

SARBE is included in our Emergency Identification segment and is involved in the design, manufacture and sale of personal locator beacons and complimentary search and rescue equipment that are sold worldwide under the brand name “SARBEtm”. SARBE products are primarily used by military air crew in the event of an ejection or other event requiring emergency evacuation of an aircraft in a remote, possibly hostile location.

Under the terms of the SARBE Purchase Agreement, Signature will be selling certain SARBE assets including inventory, equipment, benefits of business contracts, intellectual property, accounts receivable, and Orolia will be assuming certain accounts payable , related to the SARBE business. The agreement contains indemnification, non-compete and confidentiality provisions and provides that £0.2 million (approximately $0.3 million) of the purchase price will be held in escrow for 12 months to cover potential unforeseen warranty or indemnity issues.

In connection with the transaction, Signature will enter into a management services agreement with Orolia, where Orolia will provide services and resources to Signature to help manage the production phase of the PELS contract with the UK Ministry of Defence, which Signature will retain. £0.3 million (approximately $0.5 million) to be deducted from the proceeds to pay Orolia for its services under this agreement. In addition, Orolia is expected to be eligible for a success fee under the management services agreement depending on the performance of the production phase of the PELS contract, while Signature and Orolia will enter into a transition services agreement, in which Signature will earn fees for providing certain administrative services to Orolia for a six month period following the transaction.

We have agreed to unconditionally guarantee Signatures’ performance of its obligations under the SARBE Purchase Agreement, the transitional services agreement and the management services agreement on a fully subordinated basis.

The foregoing descriptions of the transaction and transaction documents do not purport to be complete and are qualified in their entirety by reference to the complete text of the SARBE Purchase Agreement, the transitional services agreement, the management services agreement and other ancillary transaction documents. The Company intends to file the agreement as an exhibit in a subsequent filing.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on Form 8-K, in June 2010, we notified Park H. Hess, our Chief Operating Officer, that his employment would be terminated effective December 31, 2010. Subsequently, we extended Mr. Hess’s employment through May 31, 2011, during which time Mr. Hess assisted us with critical divestiture and investment transactions. In addition to any accrued but unpaid compensation, beginning June 1, 2011, Mr. Hess will begin receiving previously disclosed severance payments that were accrued but unpaid during 2010 all as set forth in his Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: June 6, 2011	By:	/s/ Jason G. Prescott
Name: Jason G. Prescott
Title: Chief Financial Officer